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                                                               Exhibit 12
                                                               ----------
                          PACIFIC BELL AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                            -----------------------------------------------
                               1995     1994      1993       1992      1991
                             ------   ------    ------     ------    ------
1. Earnings
   --------
   (a) Income before
       Interest Expense      $1,379   $1,510     $ 447     $1,591    $1,427

   (b) Federal Income
       Taxes                    421      462       (68)       458       416

   (c) State and local
       Income Taxes             148      159        11        149       157

   (d) 1/3 Operating
       Rental Expense            28       40        37         35        33
                            -------   -------   -------   -------    ------
       Total                 $1,976   $2,171     $ 427     $2,233    $2,033

2.  Fixed Charges
    -------------
   (a) Total Interest
       Deductions            $  410   $  439     $ 429     $  460    $  485

   (b) 1/3 Operating
       Rental Expense            28       40        37         35        33
                            -------   -------   -------   -------   -------
       Total                 $  438   $  479     $ 466     $  495    $  518

3.  Ratio (1 divided by 2)     4.51     4.53       .92*      4.51     3.92**

* This figure reflects the restructuring and curtailment charges totaling $924 million after taxes taken in the fourth quarter 1993.

** This figure reflects the restructuring charges of $121 million after taxes taken in fourth quarter 1991.